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Exhibit 23.3

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 15, 2005 with respect to the combined balance sheet of the Hydraulic Well Control Business of Oil States International, Inc. as of December 31, 2004, and the related combined statements of operations, stockholder equity, and cash flows for each of the two years in the period ended December 31, 2004, included in the Registration Statement (Form S-3) and related Prospectus of Boots & Coots International Well Control, Inc. (the Company) for the registration of 29,900,000 shares of its common stock and also consent to the incorporation by reference therein of our report dated November 15, 2005 appearing in the Company's Current Report on Form 8-K dated October 3, 2006.

/s/ Ernst & Young LLP
Houston, Texas February 8, 2007

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Consent of Independent Auditors